Exhibit 10.2

EQUITABLE FINANCIAL CORP.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 30, 2011, by and among EQUITABLE FINANCIAL CORP. (the “Corporation”) and THOMAS GDOWSKI (the “Executive”).

WHEREAS, the Corporation and the Executive were parties to an employment agreement entered into as of March 1, 2009, and

WHEREAS, the Executive continues to serve in a position of substantial responsibility with the Corporation; and

WHEREAS, the Corporation and the Executive wish to set forth the terms of the Executive’s continued employment in this position and enter into this new employment agreement; and

WHEREAS, the Executive is willing and desires to serve in these positions with the Corporation.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1                               Employment.                    The Corporation hereby employs the Executive to serve as President and Chief Executive Officer of the Corporation according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts continued employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2                               Responsibilities and Duties.

(a)                                As President and Chief Executive Officer, the Executive shall serve under the board of directors of the Corporation and will perform all duties and will have all powers associated with these positions, as set forth in any job description provided to the Executive by the Corporation or as may be set forth in the bylaws of the Corporation. In addition, the Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Corporation. The Executive shall report directly to the board of directors of the Corporation.

(b)                                 During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, reasonable vacation periods, and other reasonable leaves of absence approved by the board of directors of the Corporation, the Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the board of directors. Notwithstanding the preceding sentence, subject to the approval of the board of directors, the Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Corporation or any other affiliates of the Corporation, or present any conflict of interest. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so also does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3                          Term.

(a)                                The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for twenty-four (24) full months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.

(b)                               Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the outside members of the board of directors of the Corporation may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes twenty-four (24) full months from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

(c)                                 The outside members of the board of directors of the Corporation will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The board of directors will notify the Executive no earlier than sixty (60) days and no later than thirty (30) days prior to the applicable anniversary date whether it has determined to extend the Agreement.

(d)                                Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Corporation and the Executive may mutually agree.

1.4                             Service on the Boards of Directors.The Executive agrees to serve as a member of the board of directors of the Corporation if elected. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, the Executive shall be deemed to have resigned as a director of the Corporation effective immediately after termination of the Executive’s employment under this Agreement, regardless of whether the

Executive submits a formal, written resignation as director.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1                            Base Salary and Bonus and Incentive Compensation.

(a)                                In consideration of the Executive’s performance of the obligations under this Agreement, the Corporation shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $150,000, payable according to the regular payroll practices of the Corporation. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually by the board of directors of the Corporation or a compensation committee designated by the board of directors. Any increase in the Executive’s base salary will become the new “Base Salary” for purposes of this Agreement.

(b)                                The Executive shall be entitled to incentive compensation in accordance with any program established by the Corporation or as otherwise provided to the Executive at the discretion of a majority of the outside members of the Board of Directors.

2.2                               Benefit Plans and Perquisites.                         For  as  long  as  the  Executive  is  employed  by  the Corporation, the  Executive  shall  be  eligible  (x)  to  participate  in  any  and  all  officer  or  employee compensation,  incentive compensation  and benefit plans  in effect from time to time,  including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any of the plans, arrangements or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(b) below.

(a)                                               Reimbursement of business expenses.                          The Executive shall be entitled to  reimbursement for all reasonable business expenses (including mileage at the prevailing rate established  by the Internal Revenue Service) incurred while performing his obligations under this Agreement,  including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Corporation and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Corporation’s policies and procedures. The Corporation will also provide the Executive with a monthly car allowance of four hundred dollars ($400).

(b)                                             Facilities.                             The Corporation will furnish the Executive with the working facilities and staff customary for executive officers with the comparable title and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Corporation, or at such other site or sites customary for such offices.

2.3                                           Vacation; Leave.                                    The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Corporation for senior management. In addition to paid vacations and other leave, the board of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors may determine.

2.4                               Insurance.                                     The Corporation shall maintain or cause to be maintained director and officer liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1                               Termination of Employment.

(a)                                 Death.            The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Corporation, the Executive’s estate shall receive any sums that would have otherwise been due to the Executive as Base Salary and reimbursement of expenses.

(b)                                 Disability.                                      By delivery of written notice thirty (30) days in advance to the Executive, the Corporation may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Corporation and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of sixty (60) consecutive days within a six (6) month period. If the Executive is also employed by the Corporation and is terminated by Equitable Bank (the “Bank”) because of disability, the Executive’s employment with the Corporation shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Corporation shall continue to pay the full Base Salary at the rate then in effect, provided that the amount of the payments by the Corporation to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit plan covering the Executive.

3.2                      Involuntary Termination with Cause.                              The Corporation may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is employed by the Corporation and is terminated for Cause by the Bank, the Executive shall be deemed also to have been terminated for Cause by the Corporation. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the outside directors of the Corporation then in office, excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the board of directors. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:

(1)                                 dishonesty in performing Executive’s duties on behalf of the Corporation;

(2)                                  misconduct that in the judgment of the board of directors will likely cause economic damage to the Corporation or its affiliates or injury to the business reputation of the Corporation or its affiliates;

(3)                                  incompetence (in determining incompetence, the Executive must  have demonstrated an inability to perform the duties assigned to him which inability directly causes material injury to the Corporation and the Executive’s acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(4)                                 a breach of fiduciary duty involving personal profit;

(5)                                  the failure to perform stated duties under this Agreement after written notice thereof from the board of directors of the Corporation;

(6)                                 a violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Corporation or its affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease- and-desist order;

(7)                                 habitual drunkenness or illegal use of controlled dangerous substances; or

(8)                                 a material breach by the Executive of any provision of this Agreement.

3.3                              Voluntary Termination by the Executive Without Good Reason.  In addition to his other rights to terminate his employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least thirty (30) days prior written notice to the board of directors of the Corporation. Upon the Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination of employment.

3.4                              Involuntary Termination Without Cause and Voluntary Termination with Good Reason.                               With written notice to the Executive at least thirty (30) days in advance, the Corporation may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the notice period. With advance written notice to the Corporation as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x)                                 a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)                                 a failure to reelect or reappoint the Executive as President and Chief Executive Officer of the Corporation (provided, however, that a change in the Executive’s position consented to in writing by the Executive in connection with succession planning of the Corporation or otherwise, shall not be deemed a Good Reason);

(2)                                 a material change in the Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1.1 and 1.2 of this Agreement (provided, however, that a reduction in duties and responsibilities consented to in writing by the Executive in connection with succession planning of the Corporation or otherwise, shall not be deemed a Good Reason);

(3)                                 a liquidation or dissolution of the Corporation, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(4)                                 a material reduction in Executive’s Base Salary or benefits required to  be provided hereunder (other than a reduction that is generally applicable to the Corporation’s executive employees or a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Corporation as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law)); or

(5)                                 a material breach of this Agreement by the Corporation.

(y)                                 the Executive must give notice to the Corporation of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Corporation shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1                                        Cash Severance after Termination Without Cause or Termination for Good Reason.

(a)                                                    Subject to the possibility that cash severance after employment termination might be delayed under Section 4.l(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for a period of six (6) months, and in accordance with the Corporation’s regular pay practices, continue to receive the Base Salary in effect at the Executive’s tem1ination of employment. The Corporation and the Executive acknowledge and agree that the severance benefits under this Section 4.1 shall not be payable if severance benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b)                                  If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the cash severance payment under Section 4.l(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s continued Base Salary under Section 4.l(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates and all remaining payments shall be made as originally scheduled. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1                               Change in Control Benefits.                                    If a Change in Control occurs during the term of  this Agreement and, thereafter, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Corporation shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to the sum of (i) six (6) month’s Base Salary (as in effect at the time of the change in control or the Executive’s termination of employment, whichever is higher). The payment required under this paragraph is payable no later than ten (10) business days after the Executive’s termination of employment. If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement.

5.2                               Change in Control Defined.                                      For purposes  of this Agreement “Change in  Control” means, with respect to the Corporation or the Bank, a change in ownership, change in effective control or change in ownership of a substantial portion of assets, as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  A Change in Control shall not include a “second-step” offering from the mutual holding company form of ownership.

5.3                               Potential Limitation of Benefits Under Certain Circumstances.  In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change of Control (whether under this Agreement or otherwise) would be deemed to include an “excess parachute payment’’ under Code Section 2800 or any successor thereto, then such payments or benefits shall be reduced to the extent necessary to avoid treatment as an “excess parachute payment”, with the reduction among such payments and benefits to be made  first to payments and benefits payable or provided under this Agreement.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1                               Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Corporation or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Corporation’s and the Corporation’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a)                                 the whole or any portion or phase of any business plans,  financial information, purchasing data, supplier data, accounting data, or other financial information;

(b)                                  the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c)                                   the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d)                                       trade secrets, as defined from time to time by the laws of Nebraska.

This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2                              Return of Materials.                             The  Executive  agrees  to  immediately  deliver  or return  to  the Corporation upon termination, upon expiration of this Agreement, or as soon thereafter  as possible, all written information and any other similar items furnished by the Corporation or prepared by the Executive in connection with the Executive’s services  hereunder  and  to  immediately delete all electronically stored data of the Corporation maintained on the Executive’s personal computers and to return all Corporation-provided computers or communication devices (e.g.,  laptop, Blackberry,  PDA, etc.). The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3                              Creative Work.      The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Corporation. The Executive hereby assigns to the Corporation all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4                               Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Corporation includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control of the Corporation. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5                               Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Corporation institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Corporation’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

MISCELLANEOUS

7.1                           Successors and Assigns.

(a)                               This Agreement shall be binding upon the Corporation and any successor to the Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Corporation’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Corporation. By agreement in form and substance satisfactory to the Executive, the Corporation shall require any successor to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform had no succession occurred.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)                                 Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 7.1, the Corporation shall have no liability to pay any amount to the assignee or transferee.

7.2                              Governing Law, Jurisdiction and Forum.        This Agreement shall be construed. under and governed by the internal laws of the State of Nebraska, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Nebraska. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Nebraska.

7.3                              Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Corporation and replaces the prior employment agreement between the Corporation and the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

7.4                              Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Corporation at the time of the delivery of such notice, and properly addressed to the Corporation if addressed to the board of directors of the Corporation at the Corporation’s executive offices.

7.5                              Severability.                        If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

7.6                               Captions and Counterparts.                                     The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7                               No Duty to Mitigate.                              The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Article 6 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

7.8                              Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each  and  every  such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.9                               Compliance with Internal Revenue Code Section 409A. The Corporation and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code.  If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Corporation shall reform the provision.   However, the Corporation shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Corporation shall not be required to incur any additional compensation expense as a result of the reformed provision.

7.10                         Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 7.10, this Section 7.10 shall prevail.

(a)                                 The board of directors of the Corporation may terminate the Executive’s employment at any time, but any termination by the Corporation, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 3.2 of this Agreement.

(b)                                If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(l), the Corporation’s obligations under this  Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)                                  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act,  12 U.S.C. Section  1818(e)(4) or (g)(l), all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)                                If the Bank is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(l), all of the Corporation’s obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)                                 All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the Office of Thrift Supervision or its successor (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director of the OTS (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(f)                                    Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

7.11                       Source of Payments.                             Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by the Executive under an employment agreement in effect between the Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to the Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by the Executive on activities related to the Corporation and the Bank, respectively, as determined by the Corporation and the Bank.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EQUITABLE FINANCIAL CORP.

/s/ Ben Wassinger, Jr.
Ben Wassinger, Jr.
For the Board of Directors

/s/ Thomas Gdowski
Thomas Gdowski